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                                                                   EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
MicroTel International, Inc.


We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-74281, 333-71035, 333-69571, 33-22518, 33-72926 and
333-12567) on Form S-8 of our report dated March 3, 2000, except as to the penultimate paragraph of Note 9 which is as of November 17, 2000, relating to the consolidated financial statements and financial statement schedule of MicroTel International, Inc. appearing in Amendment No.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.




                                      BDO SEIDMAN, LLP



Orange County, California
December 29, 2000